As Filed with the Securities and Exchange Commission On November 13, 2001.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PMA CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2217932
(State of Incorporation)	(I.R.S. Empoyer
Identification No.)

1735 Market Street
Philadelphia, Pennsylvania	19103-7590
(Address of Principal Executive Offices)	(Zip Code)

PMA Capital Corporation
Executive Deferred Compensation Plan
(Full title of the plan)

Charles A. Brawley, III, Esquire
PMA Capital Corporation
1735 Market Street, Suite 2800
Philadelphia, Pennsylvania 19103-7590
(Name and address of agent for service)

(215) 665-5046
(Telephone number, including area code,
of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Deferred Compensation	$10,000,000	100%	$10,000,000	$2,500
Obligations(1)

(1)

 The Deferred Compensation Obligations are unsecured and unsubordinated obligations of PMA Capital Corporation to pay certain deferred compensation in the future in accordance with the terms of the PMA Capital Corporation Executive Deferred Compensation Plan.

(2)	Estimated solely for purposes of calculating the proposed maximum offering price pursuant to paragraph (h) of Rule 457 under the Securities Act of 1933.

INTRODUCTION

        We are filing this Registration Statement because of the uncertainty as to whether the Deferred Compensation Obligations (as defined below) would or should be considered “securities” or be subject to registration under the Securities Act of 1933, as amended (the “Securities Act”). The filing of this Registration Statement is not an admission by us that the Obligations are securities or are subject to the registration requirements of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. Incorporation Of Documents By Reference.

        The following documents have been filed by PMA Capital Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 000-22761), and are incorporated herein by reference:

(a)	The Company's Annual Report on Form 10-K for the year ended December 31, 2000;

(b)

The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001, our Form 10-Q/A, No. 1 amending our quarterly report on Form 10-Q for the quarterly period ended June 30, 2001 and our Form 10-Q/A, No. 1 amending our quarterly report on Form 10-Q for the quarterly period ended September 30, 1998; and

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on February 8, March 23, May 3, August 1, August 29, September 18, September 21, November 7 and November 8, 2001.

        All reports or other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

        The securities being registered represent obligations (the “Deferred Compensation Obligations”) of the Company to make future payments to the participants in the PMA Capital Executive Deferred Compensation Plan (the “Plan”). The Deferred Compensation Obligations consist of the Company’s commitment under the Plan to pay in the future compensation the receipt of which the participants have elected to defer plus investment earnings thereon under the terms of the Plan.

        The amount of compensation to be deferred by each participant will be based on elections by the participant as permitted under the Plan. The deferred compensation is invested in one or more investment media individually chosen by the participant as provided under the Plan.

        The Deferred Compensation Obligations may be allocated to three accounts— Education, Retirement and Fixed Period. Payouts of the Deferred Compensation Obligations depend upon the type of account to which they are allocated as follows:

•	Retirement Account—generally paid in a single lump sum distribution as soon as possible after retirement, but a participant may elect installment payments over five years.
•	Fixed Year Account—paid in a single lump sum in the distribution year elected, which must be at least 24 months following the election.
•	Education Account—paid out in four annual installments in the year dependents reach age 18.

        In the event of a participant’s death, disability or retirement, Deferred Compensation Obligations are payable in two equal cash lump-sum distributions. Fifty percent is payable sixty days following death, disability or termination of employment and the remaining fifty percent is payable during the first sixty days of the following year. In service withdrawals, unless a result of a hardship, are subject to a 10% penalty (5% if resulting from a change of control). There is no trading market for the Deferred Compensation Obligations.

        To satisfy the Deferred Compensation Obligations, the Company has established a rabbi trust to which it credits the participants’ deferred compensation. The rabbi trust holds and distributes the assets in the trust in accordance with the Plan. The rabbi trust limits the Company’s ability to use the assets in the trust. However, the assets in the trust are still deemed to be assets of the Company, and the participants in the Plan have no preferred claim on, or beneficial ownership interest in, the assets in the rabbi trust. All trust assets are subject to the claims of the general creditors of the Company and its subsidiaries participating in the Plan. Accordingly, the Deferred Compensation Obligations are unsecured general obligations of the Company to make future payments to participants in accordance with the terms of the Plan. The Deferred Compensation Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company’s insolvency.

        The Deferred Compensation Obligations may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the participant or other interested person and may only pass upon the participant’s death pursuant to a beneficiary designation made by a participant in accordance with the terms of the Plan. The Deferred Compensation Obligations are not convertible into any other security of the Company, and the Deferred Compensation Obligations are not subject to redemption by the Company, in whole or in part, either at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision, prior to the applicable payment date or dates specified by each Participant.

        The Company reserves the right to amend, merge, consolidate or terminate the Plan; provided, however, that any such action shall not reduce any participant’s vested interest in the Plan.

ITEM 5. Interests of Named Experts and Counsel.

        The validity of the securities has been passed upon by Charles A. Brawley, III, Esq., Vice President & Assistant General Counsel for the Company. As of the date of this Registration Statement, Mr. Brawley beneficially owned 1550 shares Class A Common Stock of the Company.

ITEM 6. Indemnification of Directors and Officers.

        As permitted by the provisions for indemnification of directors and officers in the Pennsylvania Business Corporation Law (the “BCL”), which applies to the Company, the Company’s Amended and Restated Bylaws provide for indemnification of directors and officers for all expenses, including without limitation attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred or suffered by such person in any threatened, pending or completed action, suit or proceeding (including without limitation an action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative or investigative, or through arbitration, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The right to indemnification provided in the Company’s Amended and Restated Bylaws includes the right to have the expenses incurred by such person in defending any proceeding paid by the Company in advance of the final disposition of the proceeding to the fullest extent permitted by Pennsylvania law; provided that, if Pennsylvania law continues so to require, the payment of such expenses incurred by such person in advance of the final disposition of a proceeding may be made only upon delivery to the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced without interest if it is ultimately determined that such person is not entitled to be indemnified under the Company’s Amended and Restated Bylaws or otherwise. Indemnification under such provisions continues as to a person who has ceased to be a director or officer of the Company and inures to the benefit of his or her heirs, executors and administrators. The Amended and Restated Bylaws for the Company also avail directors of the Pennsylvania law limiting directors’ liability for monetary damages for any action taken or any failure to take any action except for those cases in which they have breached or failed to perform their fiduciary duties under the BCL and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that this limitation of liability for monetary damages does not apply to the responsibilities or liabilities of a director pursuant to any criminal statute, or to the liabilities of a director for payment of taxes pursuant to local, Pennsylvania or federal law.

        We maintain policies of insurance under which we and our directors and officers are insured subject to specified exclusions and deductible and maximum amounts against loss arising from any claim which may be made against us or any of our directors or officers by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in our or their respective capacities.

ITEM 7. Exemption from Registration Claimed.

        No answer to this item is required because no restricted securities are to be reoffered or resold pursuant to this Registration Statement.

ITEM 8. Exhibits.

Documents filed as exhibits hereto are listed in the Exhibit Index appearing on page E-1.

ITEM 9. Undertakings.

The registrant hereby undertakes:

(a)

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

(ii)

To reflect in any prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) of this Item 9 do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2)   That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof; and

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf, and in the capacities indicated, by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on November 13, 2001.

PMA CAPITAL CORPORATION

By: /s/ Francis W. McDonnell
Francis W. McDonnell
Senior Vice President,
Chief Financial Officer and
Treasurer (principal financial and
accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 13, 2001.

Signature	Title

* John W. Smithson	President and Chief
Executive Officer and
a Director (Principal Executive Officer)

* Frederick W. Anton III	Chairman of the Board and
a Director
* Paul I. Detwiler, Jr.	Director
* Joseph H. Foster	Director
* Thomas J. Gallen	Director
* Anne S. Genter	Director
* James F. Malone III	Director
* Louis N. McCarter III	Director
* John W. Miller, Jr.	Director
* Edward H. Owlett	Director
* Louis I. Pollock	Director
* Roderic H. Ross	Director
* L. J. Rowell, Jr.	Director

* By: /s/ Charles A. Brawley, III
Charles A. Brawley, III
Attorney-in-Fact

EXHIBIT INDEX
EXHIBIT NO.	EXHIBIT DESCRIPTION	Method of Filing
4.1	PMA Capital Corporation Executive Deferred Compensation Plan Trust Agreement, dated May 22, 2001.	Filed as Exhibit 10.3 to the Company's Registration Statement Form 10 dated June 26, 1997 and incorporated herein by reference.
4.2	PMA Capital Corporation Amended and Restated Executive Deferred Compensation Plan	Filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998, as incorporated herein by reference
5	Opinion of Counsel as to legality of securities	Filed herewith
23.1	Consent of Counsel	Included in Exhibit 5 filed herewith
23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith
24.1	Powers of Attorney	Filed herewith
24.2	Certified Resolutions	Filed herewith